Exhibit 99(g)(2)

AMENDMENT

to the

VARIABLE ANNUITY GUARANTEED DEATH BENEFIT REINSURANCE
AGREEMENT NO. 2636
EFFECTIVE JANUARY 1, 1996

between

PHOENIX LIFE INSURANCE COMPANY
(formerly known as Phoenix Home Life Mutual Insurance Company)
of
East Greenbush, New York

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
of
Hartford, Connecticut

The attached Article XXI, Confidentiality, is hereby added to this Agreement effective January 1, 2002.

All other terms, provisions and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

This Amendment is signed in duplicate on the dates indicated below with an effective date of January 1, 2002.

Phoenix Life Insurance Company	Connecticut General Life Insurance Company

Signature	Signature

SVP & Actuary	Assistant Vice President
Title	Title

May 7, 2002	6/12/02
Date	Date

Signature

Title

Date

ARTICLE XXI– CONFIDENTIALITY

1.	You will hold in trust for us and will not disclose or cause to be disclosed to any non-party to this agreement, any of our confidential information. Confidential information is information which relates to the policy owner data, experience information (including but not limited to mortality and/or lapse information), risk selection guidelines, any and all information contained in our current and future underwriting manuals, trade secrets, research, products and business affairs but does not include:

a)	information which is generally known or easily ascertainable by non-parties of ordinary skill; and

b)	information acquired from non-parties who have no confidential commitment to either party to the Agreement.

You will take all necessary and appropriate measures to ensure that your employees and agents abide by the terms of this Article.

2.	Notwithstanding the foregoing, we agree that you may aggregate our data with that of other companies reinsured, on the condition that our data not be identified by our corporate name, logo or any other means. We also agree that you may make available any necessary data or information to your auditors, retrocessionaires, or any governmental or administrative agencies in the course of their examination of your records, systems and procedures.